EXHIBIT 10(ad)

                      Management Agreement

     This Management Agreement (the Agreement) is entered into as of the ____ day of January, 1995, between Merry-Go-
Round Enterprises, Inc., a Maryland corporation (the
Company), and Meridian Ventures, Inc., a South Carolina corporation (Meridian).

                            Recitals

     A. The Company filed a petition under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court for the District of Maryland, Baltimore Division (the Bankruptcy Court) on January 11, 1994 (the Chapter 11 case of the Company, Case No. 94-5-0161-SD, is referred to as the Bankruptcy Case).

     B. The Company and Meridian desire to enter into this Agreement to set forth the terms upon which Meridian shall perform certain management and other services to and on behalf of the Company.

     C. The Board of Directors of the Company (the Board) has determined that this Agreement is in the best interest of the bankruptcy estate of the Company.

                           Agreement

     Now, therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Retention. The Company hereby retains Meridian, and Meridian hereby agrees to perform services for the Company, upon the terms and subject to the conditions set forth in this Agreement.

     2. Term. The term of this Agreement shall commence as of November 19, 1994 and shall terminate on June 30, 1995, unless earlier terminated pursuant to paragraph 7 or 8(n). If a plan of reorganization is not confirmed in the Bankruptcy Case on or before June 30, 1995, the Company, upon thirty (30) days prior written notice to Meridian, may extend the term of this Agreement, on a month to month basis, until a plan of reorganization is confirmed in the Bankruptcy Case; provided that with respect to each extension, the Company must obtain the prior approval of the Official Committee of Unsecured Creditors and the Official Committee of Equity Security Holders in the Bankruptcy Case (the "Committees"), Fidelity Management & Research Company ("Fidelity") and Bear Stearns Securities, Inc. ("Bear Stearns"). In the event the Company exercises its right to extend the term of this Agreement, the term shall be extended for the period set forth in the Company's election notice, upon the same terms and conditions as


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set forth herein, which extension shall be effective as of
the then current expiration date of this Agreement.

     3.   Services.

          (a) Scope of Services. Meridian shall perform, or shall cause to be performed, the management of all aspects of the Company's operations, including, but not limited to the administration of the Company with respect to matters relating to the Bankruptcy Case, real estate operations and leasing, legal and personnel administration and Company operations. Meridian shall perform all of its obligations and services hereunder in a manner consistent with the policies adopted by the Board and consistent with Chapter 11 of the United States Bankruptcy Code, based upon the advice of qualified bankruptcy counsel of the Company.

          (b) Shull and Kenney. Meridian shall furnish, and the Company shall accept, the services of (i) Thomas C. Shull (Shull), who shall serve as the Company's Chief Executive Officer and President of the Company, and (ii) James P. Kenney (Kenney), who shall serve as the Company's Executive Vice President and Chief Operating Officer. Shull and Kenney shall perform the services required of Meridian under this Agreement, and may utilize the services of such other Meridian personnel from time to time, as Meridian deems appropriate. Shull and Kenney shall serve as full-time officers of the Company, devote substantially all of their business time, energy and abilities to the business, affairs and interest of the Company and its affiliates and perform the services contemplated by this Agreement and such other duties and services customarily performed by officers serving in the positions held by Shull and Kenney in accordance with policies established by the Board and in a manner consistent with Chapter 11 of the Bankruptcy Code. Notwithstanding the foregoing, the parties acknowledge and agree that each of Shull and Kenney shall be permitted to continue as principals of Meridian; provided that neither Shull nor Kenney shall lead or act as the principal or material consultant in any other assignment or pursuant to any other agreement to which they or Meridian are a party during the term hereof.

          (c) Board Representation. Shull shall become a member of the Board upon obtaining Bankruptcy Court Approval and shall be nominated for reelection to the Board, when appropriate, during the term of this Agreement. Kenney may attend meetings of the Board, but will not be a member of the Board nor be entitled to vote on matters presented to the Board.

          (d) Duties of Shull and Kenney. Shull, Kenney and all other employees, representatives, agents or consultants of Meridian performing services for or on behalf of the Company, agree to observe and comply with the policies of the Company as adopted by the Board with respect to the performance of Meridian's duties and the duties delegated to Shull and Kenney, and agree to carry out and perform such orders,
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directions and policies of the Company and the Board as may be stated either orally or in writing from time to time.

          (e) Employment Decisions. Shull and Kenney shall have the ability to hire new employees on behalf of the Company, provided that neither Shull nor Kenney may hire any new employee on behalf of the Company for a position providing an annual aggregate of salary and benefits in excess of $150,000 without obtaining the prior written approval of the Board. No employment contracts shall be entered into and no benefits exceeding tier 2 benefits (as defined in Retention Incentive and Severance Plan approved by the Bankruptcy Court by Order entered October 25, 1994) shall be granted, except upon approval of the Board, the Committees, Fidelity and Bear Stearns. Shull and Kenney shall have the ability to fire employees of the Company without obtaining the prior approval of the Board with respect to all positions within the Company, except for the Executive Vice President and Chief Financial Officer of the Company and the Presidents of each division of the Company. In addition, neither Shull nor Kenney may cause the Company to hire employees or affiliates of Meridian, or hire, retain or terminate professionals of or on behalf of the Company, without obtaining the prior written approval of the Board.

          (f) Other Meridian Personnel. Meridian, at its option, may furnish the services of other Meridian personnel or affiliates as Meridian may from time to time deem necessary or appropriate to perform Meridian's obligations hereunder and such personnel or affiliates shall have the duties assigned to them by Meridian, consistent with the policies of the Company as adopted by the Board and with Chapter 11 of the Bankruptcy Code; provided that no additional fees shall be paid to such personnel or affiliates for such services without the prior written approval of the Board, the Committees, Fidelity and Bear Stearns.

          (g) Employees of Meridian; No Benefits. The parties acknowledge and agree that: (i) by furnishing the services of Shull and Kenney and other Meridian personnel to the Company, Meridian is functioning as an independent contractor to the Company; (ii) Shull, Kenney and other personnel provided by Meridian shall remain employees of Meridian, and Meridian retains the right (subject to the terms hereof) to direct and control the performance of all Meridian employees, including Shull and Kenney, consistent with the policies of the Company; (iii) Meridian is solely responsible for the payment of salary, employee benefits and all other compensation due to Meridian personnel rendering services to the Company, including Shull and Kenney, and for all applicable federal, state and local tax withholding with respect to compensation and benefits payable to them under this Agreement or otherwise; (iv) the compensation to Meridian set forth in paragraph 4 shall be exclusive and Meridian personnel, including Shull and Kenney, shall not participate in or be eligible to participate in any compensation or benefit plan or perquisite of the Company; and (v) all amounts of cash which may be paid to Shull, Kenney or any other Meridian personnel pursuant to this

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Agreement shall be paid to and received by such persons
solely as nominees for and on behalf of Meridian and not on their own account.

     4. Fees. In consideration of the services to be performed hereunder and for providing the services of Shull, Kenney, and other Meridian personnel, Meridian shall receive the fees set forth in this paragraph 4; provided, that if this Agreement is terminated pursuant to paragraph 7 of this Agreement, such compensation shall be adjusted or forfeited as provided in paragraph 7 or 8(n). The amounts payable pursuant to this paragraph 4 shall constitute the exclusive compensation payable to Meridian for its services provided under this Agreement and for the services provided by Shull, Kenney and all other Meridian personnel hereunder, and no other compensation or consideration shall be payable to Meridian or any other individual provided by Meridian in connection with the services provided hereunder, except as otherwise expressly provided in this Agreement.

          (a)  Monthly Management Fee.

                              (i)  During the term of this
                    Agreement, the Company shall pay
                    Meridian a monthly management fee of
                    $95,000 per month; provided that in the
                    event that either Shull or Kenney should die or become permanently disabled during the term of this Agreement, subject to paragraph 7(c), upon the occurrence of such event, the monthly Management Fee shall thereupon be reduced to $47,500 per month (collect ively, the Management Fees). For purposes of this Agreement, a person shall be deemed to be "permanently disabled" if any ailment, illness or other physical or mental incapacity prevents such person from performing its duties as specified in this Agreement for a period of 17 consecutive business days during any 180 day period, or if such disability meets the criteria of "permanent and total disability" within the meaning of Section 22(e)(3) of the Internal Revenue Code.

                              (ii) The Management Fees shall
                    be payable in arrears on the first day
                    of each month commencing on the first
                    day of the first month following the
                    commencement of the term of this
                    Agreement.  Management Fees for any
                    partial month during the term of the
                    Agreement shall be proportionately
                    adjusted.  To the extent that Meridian
                    performs services on behalf of the
                    Company prior to the commencement of the
                    term of this Agreement, within five (5)
                    business days following Bankruptcy Court
                    Approval, or such earlier date as the
                    Company and Meridian mutually agree not
                    to
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                                   continue to seek
                    Bankruptcy Court Approval, the Company
                    shall pay Meridian a Management Fee for
                    such services, proportionately adjusted
                    to reflect the period during which such
                    services were provided.

          (b) Bonus Fee. In addition to Management Fees, and provided that the Plan (defined below) is confirmed on or before October 2, 1995, the Company shall pay Meridian bonus compensation comprised of the following components
(collectively, the Bonus Fee):

                              (i)  Distributed Cash Bonus.
                    On the effective date of a Chapter 11
                    plan of reorganization for the Company
                    confirmed pursuant to Section 1129 of
                    the Bankruptcy Code (the Plan), the
                    Company shall pay to Meridian an amount
                    in cash (the Distributed Cash Bonus)
                    equal to (aa) $50,000 if the cash
                    distributed to unsecured creditors under the Plan on the effective date of the Plan is $30,000,000, (bb) $150,000 if the cash distributed to unsecured
                    creditors under the Plan on the
                    effective date is $40,000,000,
                    (cc) $250,000 if the cash distributed to unsecured creditors under the Plan on the effective date is $50,000,000 and
                    (dd) $350,000 if the cash distributed to unsecured creditors under the Plan on the effective date is $60,000,000. No cash bonus shall be paid to Meridian pursuant to this paragraph 4(b)(i) in the event that the cash distributed to unsecured creditors on the effective date of the Plan is less than $30,000,000, and no cash bonus shall be paid to Meridian pursuant to this paragraph 4(b)(i) in excess of $350,000. In the event that cash distributed to unsecured creditors on the effective date of the Plan, is between $30,000,000 and $60,000,000 the Distributed Cash Bonus shall be proportionately adjusted to correspond to the actual amount of cash distributed. For example, if the cash distributed to unsecured creditors on the effective date of the Plan is $45,000,000, the Distributed Cash Bonus payable to Meridian pursuant to this paragraph will be $200,000. As further illustration of this paragraph, if the cash distributed to unsecured creditors on the effective date of the Plan is $51,000,000, the Distributed Cash Bonus payable to Meridian will be $260,000.

                              (ii) Unsecured Claims Bonus.
                    On the earlier of the date of a final
                    distribution under the Plan or at such
                    time as all material uninsured disputed
                    claims are resolved, the
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                                   Company shall pay to
                    Meridian in cash an amount (the
                    Unsecured Claims Bonus) (aa) between
                    $187,500 and $287,500 if the allowed
                    unsecured claims in the Bankruptcy Case, determined without regard to post-petition interest (collectively, the Unsecured Claims), are between $245 million and $240 million, (bb) between $287,500 and $387,500 if Unsecured
                    Claims are between $240 million and
                    $230 million, and (cc) $387,500 if
                    Unsecured Claims are less than
                    $230,000,000. No Unsecured Claims Bonus shall be paid to Meridian pursuant to this paragraph 4(b)(ii) if the Unsecured Claims exceed $245,000,000. The actual amount of the Unsecured Claims Bonus shall be determined by proportionately adjusting the bonus amounts described in this paragraph 4(b)(ii) to correspond to the amount of the Unsecured Claims, within the ranges set forth in this section. For example, if Unsecured Claims are $242,500,000, the Unsecured Claims Bonus payable to Meridian will be $237,500. As further illustration of this paragraph, if Unsecured Claims are $231,000,000, the Unsecured Claims Bonus will be $377,500.

                              (iii)     Confirmation Date
                    Bonus.  On the effective date of the
                    Plan, the Company shall pay to Meridian
                    in cash an amount (the Confirmation Date
                    Bonus) equal to (aa) $312,500 if the
                    Bankruptcy Court enters its order
                    confirming the Plan on or before June
                    30, 1995, (bb) $237,500 if the
                    Bankruptcy Court enters its order
                    confirming the Plan after June 30, 1995
                    but on or before July 31, 1995,
                    (cc) $162,500 if the Bankruptcy Court
                    enters its order confirming the Plan
                    after July 31, 1995 but on or before
                    August 31, 1995, or (dd) $87,500 if the
                    Bankruptcy Court enters its order
                    confirming the Plan after August 31,
                    1995 but on or before October 2, 1995.
                    No Confirmation Date Bonus shall be
                    payable if the Bankruptcy Court enters
                    its order confirming the Plan after
                    October 2, 1995.

                              (iv) Anniversary Distributed
                    Value Bonus.  On the first anniversary
                    of the effective date of the Plan, the
                    Company shall pay Meridian an amount in
                    cash equal to the following applicable
                    amount (the Anniversary DV Bonus):

                                        (aa) $250,000 if
                         Anniversary Distributed Value is
                         equal to or greater than
                         $270,000,000;
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                                        (bb) an amount
                         between $250,000 and $0.00 if
                         Anniversary Distributed Value is
                         between $220,000,000 and
                         $270,000,000, which amount shall be
                         proportionately adjusted to corres
                         pond to the actual Anniversary
                         Distributed Value within such
                         range; and

                                        (cc) $0.00 if
                         Anniversary Distributed Value is
                         less than $220,000,000.

                              (v)  Bonuses Calculated
                    Independently.  The bonus amounts set
                    forth in paragraphs 4(b)(i)-(iv) above
                    are separate and independent, and the
                    failure to achieve a bonus under one
                    subparagraph shall have no effect upon
                    the bonuses payable pursuant to the
                    remaining subparagraphs.

                              (vi) Certain Definitions.  For
                    purposes of this Agreement, the
                    following terms shall have the following meanings:

                                        (aa) Anniversary
                         Distributed Value shall mean the
                         value of property distributed
                         pursuant to the Plan to creditors
                         and shareholders (but excluding all
                         administrative claims except any
                         section 503(b)(3)(D) claims of Bear
                         Stearns and Fidelity), computed as
                         the sum of (x) cash distributed on
                         the effective date of the Plan,
                         (y) the face value of promissory
                         notes distributed on the effective
                         date of the Plan (assuming such
                         notes contain market terms) and (z)
                         the Anniversary Share Value.

                                        (bb) Anniversary
                         Share Value shall mean an amount
                         equal to (x) the sum of (i) the
                         daily closing price per share or
                         unit of the Equity Securities as
                         reported on the New York Stock
                         Exchange (or if not traded on such
                         exchange, with reference to such
                         other national exchange or market
                         upon which such Equity Securities
                         may be traded) on each trading day
                         during the one-year period
                         commencing on the effective date of
                         the Plan, and ending on the date
                         that is one year thereafter,
                         multiplied by (ii) the number of
                         shares or units of Equity
                         Securities outstanding on such day,
                         for each trading day during such
                         one-year period, divided by (y) the
                         number of trading days in such one-
                         year period.
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                                        (cc) Equity
                         Securities shall mean all capital
                         stock and warrants of the
                         reorganized Company that are
                         publicly traded.

          5. Expense Reimbursement. Shull and Kenney shall be entitled to be reimbursed by the Company from time to time (but not more frequently than monthly) for reasonable out-of-pocket business expenses incurred by Shull and Kenney, including expenses in connection with bona fide business travel on behalf of the Company, upon presentation from time to time of an itemized written account of such expenses. Notwithstanding the foregoing, neither Meridian, Shull, Kenney nor any other Meridian personnel shall be entitled to be compensated or reimbursed for any out-of-pocket or other expenses not related to the business and services performed hereunder, including but not limited to commuter travel and lodging expenses.

          6.   D&O Liability Coverage; Indemnification.

          (a) D&O Insurance. Shull and Kenney, in their respective official capacities on behalf of the Company, shall be covered by the Company's Director and Officer
Liability Insurance Policy, to the same extent as other officers and directors of the Company. Such coverage shall continue for Shull and Kenney following the expiration or earlier termination of this Agreement (other than as a result of a termination pursuant to paragraph 7(a)) for the same duration as such coverage is available to other officers and directors of the Company.

          (b)  Indemnification.

                              (i)  Indemnified Parties.
                    Except as otherwise expressly provided
                    in this Agreement, the Company agrees to indemnify and hold Meridian, Shull and Kenney (collectively, the Indemnified Parties) harmless from and against any and all actions, claims, damages and liabilities, including the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which an Indemnified Party is a party, caused by, relating to, based upon or arising out of such Indemnified Party's acceptance of or the performance or non-performance of its obligations under this Agreement; provided, however, that such indemnity and hold harmless obligation shall not apply to any such action, claim, damage, liability or cost to the extent arising out of or attributable to the gross negligence, willful misconduct or fraud of, or breach of this Agreement by, an Indemnified Party.

                              (ii) Indemnification Demand.
                    If any action, proceeding or
                    investigation is commenced for which an
                    Indemnified Party proposes to demand
                    such indemnification, it will notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have prejudiced the defense of any such action, proceeding or investigation.
                    The Company shall promptly pay expenses
                    reasonably and actually incurred by an
                    Indemnified Party in defending or
                    settling any action, proceeding or
                    investigation in which an Indemnified
                    Party is a party or is threatened to be
                    made a party by reason of its
                    relationship with the Company hereunder, upon submission of invoices therefor. The Indemnified Parties shall repay any and all such amounts so advanced if it shall be determined that such
                    Indemnified Party is not entitled to be
                    indemnified therefor.  If any such
                    action, proceeding, or investigation in
                    which an Indemnified Party is a party is also against the Company or any of its affiliates, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company or its affiliates, as applicable, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to such Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and any one or more of the Company or its affiliates, such counsel is unable to represent both the Indemnified Party and one or more of the Company or its affiliates, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly pay the Indemnified Party's reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent any Indemnified Party from using separate counsel of its own choice at its own expense. The Company shall only be liable for settlements of claims against any Indemnified Party made with the Company's written consent, which consent shall not be unreasonably withheld.

                              (iii)     Contribution If
                    Indemnification Provisions Not Enforced.
                    In order to provide for just and
                    equitable contribution if a
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                                   claim for indemnification
                    pursuant to these indemnification
                    provisions is made but it is found by a
                    court of competent jurisdiction that
                    such indemnification may not be enforced in such case, even though the express provisions hereof would require indemnification, then the Company, on the one hand, and the applicable Indemnified Party, on the other hand, shall contribute to the amount paid or payable as a result of the losses, claims, damages, liabilities and costs in such proportion as is appropriate to reflect the relative fault of the Company and Indemnified Party in connection with the acts or omissions which resulted in such losses, claims, damages, liabilities and costs, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph 6(b)(ii) above, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                              (iv) Indemnification Remains
                    in Effect.  Neither the termination of
                    this Agreement nor completion of the
                    retention of Meridian, Shull and Kenney
                    hereunder shall affect these
                    indemnification provisions, which shall
                    hereafter remain operative and in full
                    force and effect for a period of two (2) years after such termination or completion.

                              (v)  Indemnification Under
                    Agreement Not Exclusive; Limitation.
                    The rights provided in this paragraph
                    6(b) shall not be deemed exclusive of
                    any other rights to which the
                    Indemnified Parties may be entitled
                    under the articles of incorporation and
                    bylaws of the Company, any other
                    agreements, any vote of stockholders or
                    disinterested directors of the Company,
                    any applicable law or otherwise, but
                    shall nevertheless in all respects be
                    limited to the maximum extent permitted
                    by applicable law.

     7. Termination. This Agreement may be terminated prior to the term of this Agreement only as provided in this paragraph 7 or 8(n).

          (a) Termination by the Company for Cause. The Company shall have the right to terminate this Agreement for cause at any time prior to June 30, 1995 (as such date may be extended pursuant to paragraph 2) by giving written notice to Meridian. The Company shall have "cause" if, prior to such termination, the Board makes a
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determination in good faith of:  (i) Shull's or Kenney's
personal dishonesty, gross negligence, willful misconduct, habitual abuse of alcoholic beverages or other substance abuse, breach of fiduciary duty or intentional failure to perform stated or assigned duties, or upon Shull's or Kenney's conviction of any offense punishable by imprisonment of one year or more, (ii) Meridian's gross negligence, willful misconduct, breach of fiduciary duty or intentional failure to perform its obligations hereunder,
(iii) Shull, Kenney or Meridian (collectively, the Meridian Parties) commits any act of fraud or dishonesty in connection with the services rendered hereunder, (iv) any of the Meridian Parties commits a material breach of any of their respective obligations hereunder or under any other agreement between the Meridian Parties, or any of them, and the Company, and shall fail to remedy such breach within thirty (30) days after having received written notice from the Company, or (v) Shull and Kenney die or become permanently disabled (as defined in paragraph 4(a)(i). If this Agreement is terminated by the Company for cause under this paragraph 7(a), the Meridian Parties shall not be entitled to receive any further compensation under this Agreement, including, but not limited to, Management Fees (other than Management Fees accrued, but unpaid as of the date of termination with respect to the period prior to termination), Meridian shall not be entitled to receive any Bonus Fee payable pursuant to paragraph 4(b), and the Company shall be entitled to pursue such remedies against Meridian, Shull and Kenney as may be available at law, in equity or otherwise.

          (b) Termination by Meridian for Cause; Expiration of Term Without Renewal.

                              (i)  Meridian shall have the
                    right to terminate this Agreement for
                    cause at any time prior to June 30, 1995 by giving 30 days prior written notice to the Company. Meridian shall have "cause" if (aa) the Company commits a material breach of any of its obligations hereunder or under any other agreement between Meridian and the Company and shall fail to remedy such breach within 30 days after having received written notice thereof from Meridian, (bb) the Company, without the prior written consent of Meridian, materially diminishes the titles and responsibilities initially given Shull or Kenney or materially diminishes the duties of Shull or Kenney to a level where either's duties are substantially dissimilar to the duties performed by persons employed in similar positions with other retail companies of comparable size, or (cc) the Board establishes limitations, instructions, directions or controls applicable to either Shull's or Kenney's performance of their respective duties hereunder which are materially inconsistent with the bylaws of the Company or are not (except as warranted by the Company's
                    circumstances) customary for the offices held by Shull or Kenney, as the case may be.

                              (ii) In the event that this
                    Agreement expires by its terms prior to
                    the entry of an order by the Bankruptcy
                    Court confirming a plan of
                    reorganization for the Company, this
                    Agreement shall be deemed terminated as
                    of the last day of the then current term of this Agreement.

                              (iii)     In the event that
                    this Agreement is terminated by Meridian for cause, the Company shall continue to pay Meridian the Management Fees through and until June 30, 1995 on a monthly basis, as if this Agreement had not been terminated. In addition, in the event that this Agreement (x) is terminated by Meridian for cause or (y) expires by its terms, without renewal, prior to the entry of an order of the Bankruptcy Court confirming the Plan, then notwithstanding such termination (or expiration), the Company shall pay to Meridian the Bonus Fee pursuant to paragraph 4(b), if any, but no other amounts shall be due and payable hereunder by the Company (other than Management Fees accrued, but unpaid as of the date of termination with respect to the period prior to termination).

          (c)  Termination On Death Or Disability.  The
Company shall have the right to terminate this Agreement, by giving written notice to Meridian upon the occurrence of any of the following events:

                              (i)  If Shull dies or becomes
                    permanently disabled (as defined in
                    paragraph 4(a)(i)); or

                              (ii) If Kenney dies or becomes
                    permanently disabled (as defined in
                    paragraph 4(a)(i)) and within three
                    weeks is not replaced by an individual
                    satisfactory to the Committees, Fidelity and Bear Stearns.

If this Agreement is terminated under this paragraph, the Meridian Parties shall be entitled to receive Management Fees in accordance with paragraph 4(a)(i) until June 30, 1995, and Meridian shall be entitled to receive any Bonus Fee payable pursuant to paragraph 4(b), less any amount payable to unaffiliated third parties who are engaged to replace the Meridian Parties, but in no event shall the Meridian Parties receive less than one-half of the Bonus Fee otherwise earned.

     8.   General.

          (a) Bankruptcy Court Approval. The effectiveness of this Agreement shall be conditioned upon the entry of an order of the Bankruptcy Court approving this Agreement with respect to which no appeal has been taken, or if an appeal has been taken, no stay pending such appeal has been obtained (Bankruptcy Court Approval).

          (b) Amendment. No modification or amendment of, or waiver under, this Agreement shall be valid unless in writing and signed by each of the parties hereto, and approved by the Committees, Fidelity and Bear Stearns.

          (c) Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

          (d) Authorization. Subject to Bankruptcy Court approval, each of the Company and Meridian each represent and warrant that its execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action.

          (e)  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of Maryland.

          (f)  Severability.  If any term, provision,
covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

          (g) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or sent by overnight courier express service or two days after having been deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:

               If to Meridian, to:

                    Thomas C. Shull
                    James P. Kenney
                    Meridian Ventures, Inc.
                    2 Corpus Christi Circle
                    Hilton Head, South Carolina  29928
                    FAX:  803-842-3920
                    PHONE:  803-842-2920
               with a copy to:

                    Alan Aronson, Esquire
                    Rosenfeld & Wolff
                    2049 Century Park East, Suite 600
                    Los Angeles, California  90067
                    FAX:  310-556-0401
                    PHONE:  310-556-1221

               If to the Company, to:

                    Merry-Go-Round Enterprises, Inc.
                    3300 Fashion Way
                    Joppa, Maryland  21085
                    Attention:  Leonard Weinglass
                    FAX:  410-676-5577
                    PHONE:  410-538-1000

               with a copy to:

                    Roger Frankel, Esquire
                    Richard H. Wyron, Esquire
                    Swidler & Berlin, Chartered
                    3000 K Street, N.W., Suite 300
                    Washington, D.C.  20007
                    FAX:  202-424-7645
                    PHONE:  202-424-7500

and with copies to the Committees, Fidelity and Bear Stearns at such address as each shall designate by giving notice hereunder to Meridian and the Company or to such other address or addresses as each of the parties hereto may communicate in writing to the other. Written notice given by any other method shall be deemed effective only when actually received by the party to whom given.

          (h) Attorneys' Fees. In the event that any party to this Agreement shall default in the performance of any of its obligations hereunder, in addition to any and all other rights or remedies which the non-defaulting party may have against the defaulting party, the defaulting party shall be liable to the non-defaulting party for all court costs and attorneys' fees incurred by the non-defaulting party in enforcing its rights hereunder.

          (i) Tax Indemnification. Meridian, Shull and Kenney agree jointly and severally to indemnify and hold the Company harmless against, and to reimburse the Company on demand for any federal, state or local taxes, workers compensation, health or disability benefits, and any penalties and interest thereon, payable by or on behalf of the Company in respect of the services of Meridian, Shull, Kenney or any of the other Meridian personnel whose services are furnished to the Company pursuant to this Agreement.

          (j) Entire Agreement. This Agreement contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior discussions and understandings.

          (k) Confidentiality; Agreement of Meridian, Shull and Kenney Not to Compete.

                              (i)  The Meridian Parties
                    acknowledge that neither they nor any of their respective agents or employees will at any time during the term of this Agreement and thereafter, either directly or indirectly, use for his or their own account, or disclose, Confidential Information (as hereafter defined) to any person, firm or corporation except that Confidential Information may be disclosed to (aa) authorized officers, directors and employees of the Company or its affiliates, (bb) to the extent necessary in connection with the services provided hereunder during the term of this Agreement, to Meridian personnel who in Shull's and Kenney's good faith judgment have a need to be familiar with or aware of the Confidential Information in order to perform their responsibilities to the Company provided that such personnel are bound by the terms of this Agreement,
                    (cc) to professionals retained by or on
                    behalf of the Company, and (dd) as
                    appropriate, to the Committees, Fidelity and to other persons or entities bound by the terms of a valid confidentiality agreement with the Company. As used herein, Confidential Information means information of any kind, nature or description which is disclosed to or otherwise known by or to the Meridian Parties (which information is not generally known in the business in which the Company is engaged) or which information relates to specific investment opportunities within the scope of the Company's business which were considered by the Meridian Parties or the Company during the term of this Agreement.

                              (ii) During a period of one
                    year following the termination or
                    expiration of this Agreement, the
                    Meridian Parties shall not induce any
                    current employee (or an employee
                    terminated within the then most recent
                    twelve (12) month period) of
                                   the Company or any of its
                    subsidiaries to terminate his or her
                    employment by the Company or its
                    subsidiaries in order to obtain
                    employment with any other person, firm
                    or corporation.

                              (iii)     For a period of one
                    year following the termination or
                    expiration of this Agreement, neither
                    Shull nor Kenney shall serve as an
                    officer, director, employee of or
                    consultant to any retailer with annual
                    sales in excess of $50 million that
                    specializes in and derives fifty percent or more of their business from young mens and/or young womens casual sportswear, or fashion forward attire, including but not limited to The Gap, Inc., Structure, Abercrombie & Fitch, Edison Brothers and their respective parents, subsidiaries, divisions and affiliates.

          (l) Specific Performance. The parties agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a party may have under this Agreement, at law or in equity.

          (m) Effective Date Defined. For purposes of this Agreement, the term "effective date" shall mean the date on which the Company makes the initial distribution of cash, other property and/or securities to parties-in-interest pursuant to the Plan.

          (n) Permanent Management. Notwithstanding the provisions of paragraph 7(b)(i) of this Agreement, nothing in this Agreement shall preclude the Company from employing during the term of this Agreement permanent management approved by the Committees, Fidelity and Bear Stearns. In addition to ease the transition to permanent management, the Company may terminate this Agreement upon delivery of written notice of such termination to Meridian, provided, however, (i) Meridian shall remain entitled to Management Fees through June 30, 1995, and (ii) the Company shall pay to Meridian any Bonus Fee if, when and to the extend such Bonus Fee is payable pursuant to paragraph 4(b).

     In witness whereof, the parties have executed this Agreement as of the date and year first above written.

                              Company:

                              Merry-Go-Round Enterprises,
Inc.

                              By:  /s/ Isaac Kaufman
                              Name:   Isaac Kaufman
                              Title:   Chief Financial
Officer


                              Meridian:

                              Meridian Ventures, Inc.


                              By:   /s/ James Kenney
                              Name:   James Kenney
                              Title: